EXHIBIT 11

FAMILY DOLLAR STORES, INC.

STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS

	QUARTER ENDED March 1, 2003		QUARTER ENDED March 2, 2002
AS PRESENTED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	BASIC	DILUTED	BASIC	DILUTED

AVERAGE SHARES OUTSTANDING	172,151	172,151	172,598	172,598

NET INCOME	$72,715	$72,715	$63,768	$63,768

NET INCOME PER SHARE	$0.42	$0.42	$0.37	$0.37

PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS
ADDITIONAL WEIGHTED AVERAGE SHARES FROM ASSUMED EXERCISE AT THE BEGINNING OF THE YEAR OF DILUTIVE STOCK OPTIONS		5,592		5,162

WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK METHOD (AVERAGE MARKET PRICE)
		(4,706)		(3,826)
NET PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		886		1,336

PERCENTAGE DILUTION FROM PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		0.51%		0.77%

TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS		173,037		173,934

NET INCOME		$72,715		$63,768

PRO FORMA NET INCOME PER SHARE (INCLUDING DILUTIVE COMMON STOCK EQUIVALENTS)		$0.42		$0.37

	FIRST HALF ENDED March 1, 2003		FIRST HALF ENDED March 2, 2002
AS PRESENTED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	BASIC	DILUTED	BASIC	DILUTED

AVERAGE SHARES OUTSTANDING	172,614	172,614	172,425	172,425

NET INCOME	$130,193	$130,193	$113,975	$113,975

NET INCOME PER SHARE	$0.75	$0.75	$0.66	$0.66

PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS
ADDITIONAL WEIGHTED AVERAGE SHARES FROM ASSUMED EXERCISE AT THE BEGINNING OF THE YEAR OF DILUTIVE STOCK OPTIONS		5,666		5,321

WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK METHOD (AVERAGE MARKET PRICE)
		(4,791)		(3,980)
NET PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		875		1,341

PERCENTAGE DILUTION FROM PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		0.51%		0.78%

TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS		173,489		173,766

NET INCOME		$130,193		$113,975

PRO FORMA NET INCOME PER SHARE (INCLUDING DILUTIVE COMMON STOCK EQUIVALENTS)		$0.75		$0.66